Free Writing Prospectus No. 582 Registration Statement No. 333-200365 Dated September 28, 2015 Filed Pursuant to Rule 433

Morgan Stanley Contingent Return Optimization Securities

Linked to the S&P 500® Index due October 31, 2018

Principal at Risk Securities

Investment Description

These Contingent Return Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley with returns linked to the performance of the S&P 500® Index (the "Underlying Index"). If the Final Index Value is greater than or equal to the Trigger Level, Morgan Stanley will pay you at maturity the Principal Amount plus a return equal to the greater of the Contingent Return and the Index Return, subject to the Maximum Gain of 50% to 60%. The actual Maximum Gain will be determined on the Pricing Date. However, if the Final Index Value is less than the Trigger Level, you will be exposed to the full negative Index Return and Morgan Stanley will pay you significantly less than the Principal Amount at maturity, resulting in a loss of 1% of your Principal Amount for every 1% decline in the Underlying Index. The payment at maturity may be significantly less than the Principal Amount and could be zero. The Securities are for investors who seek an equity index-based return and the potential of receiving at least the Contingent Return if the Final Index Value is at or above the specified Trigger Level, in exchange for forgoing current income and upside above the Maximum Gain and the risk of losing a significant portion or all of their principal at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose a significant portion or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*
❑	Contingent Return with Participation up to the Maximum Gain — If the Final Index Value is greater than or equal to the Trigger Level, Morgan Stanley will pay you the Principal Amount at maturity and pay at least a Contingent Return of 10%, with participation in any positive Index Return above the Contingent Return up to a Maximum Gain of between 50% and 60% (to be determined on the Pricing Date). If the Final Index Value is less than the Trigger Level, you will be exposed to the decline in the Underlying Index at maturity.
❑	Contingent Downside Market Exposure — If the Index Return is negative, but the Final Index Value is greater than or equal to the Trigger Level, Morgan Stanley will repay your full Principal Amount plus the 10% Contingent Return. If the Final Index Value is below the Trigger Level, your investment will be fully exposed to any negative Index Return and Morgan Stanley will pay significantly less than the Principal Amount at maturity, resulting in a loss of principal proportionate to the negative Index Return. Accordingly, you could lose a significant portion or all of your principal. The Trigger Level is observed only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the level of the Underlying Index is at or above the Trigger Level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Pricing Date	October 27, 2015
Original Issue Date	October 30, 2015
Valuation Date**	October 25, 2018
Maturity Date**	October 31, 2018
* Expected. See page 4 for additional details.
** Subject to postponement in the event of a Market Disruption Event or a non-Index Business Day. See “Postponement of Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate Morgan Stanley TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Underlying Index, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF Morgan Stanley.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These preliminary terms relate to Contingent Return Optimization Securities linked to the S&P 500® Index. The Securities are offered at a minimum investment of 100 Securities at the price to public described below. The Initial Index Value of the Underlying Index, the Trigger Level and the actual Maximum Gain will be determined on the Pricing Date.

Underlying Index	Contingent Return	Maximum Gain	Initial Index Value	Trigger Level	CUSIP	ISIN
S&P 500® Index	10%	50% to 60%		80% of the Initial Index Value	61765R594	US61765R5946

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying index supplement, prospectus supplement and prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying index supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Pricing Date	Approximately $9.571 per Security, or within $0.225 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.25	$9.75
Total	$	$	$
(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this free writing prospectus.

(2)	See “Use of Proceeds and Hedging” on page 20.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008172/dp51153_424b2-seriesf.htm

t	Index supplement dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008192/dp51025_424b2-uis.htm

t	Prospectus dated November 19, 2014:

http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Contingent Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 19, 2014, the Morgan Stanley prospectus supplement dated November 19, 2014 and the Morgan Stanley index supplement dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Pricing Date will be less than $10. We estimate that the value of each Security on the Pricing Date will be approximately $9.571, or within $0.225 of that estimate. Our estimate of the value of the Securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the Securities on the Pricing Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Index, instruments based on the Underlying Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Trigger Level, the Contingent Return and the Maximum Gain, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Original Issue Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Index.
♦	You believe the Underlying Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain. The actual Maximum Gain will be determined on the Pricing Date.
♦	You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set to the bottom of the range indicated on the cover hereof.
♦	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Index.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.
♦	You are willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and you could lose your entire investment.
The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.
♦	You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Valuation Date, or you believe the Underlying Index will appreciate over the term of the Securities by more than the Maximum Gain. The actual Maximum Gain will be determined on the Pricing Date.
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.
♦	You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.
♦	You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms	Investment Timeline
Issuer	Morgan Stanley
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 3 years
Underlying Index	The S&P 500® Index
Payment at Maturity (per Security)

Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Underlying Index during the term of the Securities.

If the Final Index Value is greater than or equal to the Trigger Level, Morgan Stanley will pay you an amount equal to:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Final Index Value is less than the Trigger Level, Morgan Stanley will pay you an amount equal to:

$10 + ($10 x Index Return)

This amount will be less than the Principal Amount of $10 and will represent a loss of more than 20%, and possibly all, of the Principal Amount in an amount proportionate to the negative Index Return.

Contingent Return	10%
Maximum Gain	50% to 60% (to be determined on the Pricing Date)
Index Return	Final Index Value – Initial Index Value Initial Index Value
Initial Index Value	The Closing Level of the Underlying Index on the Pricing Date.
Final Index Value	The Closing Level of the Underlying Index on the Valuation Date.
Trigger Level	80% of the Initial Index Value.
Valuation Date	October 25, 2018, subject to postponement in the event of a Market Disruption Event or non-Index Business Days
Maturity Date	October 31, 2018, subject to postponement in the event of a postponement of the Valuation Date
CUSIP / ISIN	61765R594 / US61765R5946
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Pricing Date	The Initial Index Value, the Trigger Level and the actual Maximum Gain are determined.

Maturity Date

On the Valuation Date, the Final Index Value is determined and the Index Return is calculated.

If the Final Index Value is greater than or equal to the Trigger Level, Morgan Stanley will pay you an amount equal to:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Final Index Value is less than the Trigger Level, Morgan Stanley will pay you an amount equal to:

$10 + ($10 x Index Return)

This amount will be less than the Principal Amount of $10 and will represent a loss of more than 20%, and possibly all, of your Principal Amount in an amount proportionate to the negative Index Return.

Investing in the Securities involves significant risks. The Securities do not pay interest. YOU MAY LOSE ALL of YOUR PRINCIPAL AMOUNT. Any payment on the Securities is subject to the creditworthiness of morgan stanley. If morgan stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that Morgan Stanley is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Index Value is less than the Trigger Level (which is 80% of the Initial Index Value), you will not be entitled to receive the Contingent Return, you will be exposed to the full negative Index Return and the payout owed at maturity by Morgan Stanley will be an amount in cash that is at least 20% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the full decrease in the value of the Underlying Index from the Initial Index Value to the Final Index Value. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your investment in the Securities.

♦	The appreciation potential of the Securities is limited by the Maximum Gain – The appreciation potential of the Securities is limited by the Maximum Gain, which will be determined on the Pricing Date. Any increase in the Final Index Value over the Initial Index Value by more than the Maximum Gain will not further increase the return on the Securities.

♦	You may incur a loss on your investment if you sell your Securities prior to maturity – The Trigger Level is observed on the Valuation Date and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying Index is above the Trigger Level at that time.

♦	The Contingent Return applies only if you hold the Securities to maturity – You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market, the price you receive will likely not reflect the full economic value of the Contingent Return or the Securities themselves, and the return you realize may be less than the return of the Underlying Index at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the benefit of the 10% Contingent Return from Morgan Stanley only at maturity.

♦	The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities – You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

♦	The Securities do not pay interest – Morgan Stanley will not pay any interest with respect to the Securities over the term of the Securities.

♦	The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the value of the Underlying Index at any time,

o	the volatility (frequency and magnitude of changes in value) of the Underlying Index,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Index or stock markets generally and which may affect the Initial Index Value and/or the Final Index Value,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Underlying Index at the time of sale is at, below or moderately above its Initial Index Value, and especially if it is near or below the Trigger Level, or if market interest rates rise. You cannot predict the future performance of the Underlying Index based on its historical performance.

♦	The amount payable on the Securities is not linked to the level of the Underlying Index at any time other than the Valuation Date – The Final Index Value will be based on the Closing Level of the Underlying Index on the Valuation

Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if the level of the Underlying Index appreciates prior to the Valuation Date but then drops by the Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Underlying Index prior to such drop. Although the actual level of the Underlying Index on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Index Value, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date as compared to the Initial Index Value.

♦	Investing in the Securities is not equivalent to investing in the Underlying Index or the stocks composing the Underlying Index – Investing in the Securities is not equivalent to investing in the Underlying Index or the stocks that constitute the Underlying Index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying Index. Additionally, the Underlying Index is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying Index, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Original Issue Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦	Adjustments to the Underlying Index could adversely affect the value of the Securities – The index publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The index publisher may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The index publisher may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Underlying Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Underlying Index, and, consequently, the value of the Securities.

♦	The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities – One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the constituent stocks of the Underlying Index, in futures or options contracts on the Underlying Index or the constituent stocks of the Underlying Index, as well as in other instruments related to the Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Underlying Index, futures or options contracts on the constituent stocks of the Underlying Index, as well as other instruments related to the Underlying Index, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Index Value of the Underlying Index, and, therefore, could increase the Trigger Level, which is the level at or above which the Underlying Index must close on the Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Valuation Date, could adversely affect the Closing Level of the Underlying Index on the Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦	Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Index Value, the Trigger Level, the Maximum Gain, the Final Index Value and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Index Value in the event of a discontinuance of the Underlying Index or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Valuation Date and Maturity Date,” “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Pricing Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Index to which the Securities are linked.

♦	Uncertain tax treatment — Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus. Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The following examples and table illustrate the payment at maturity on the Securities for a range of Index Returns. The hypothetical examples are based on the hypothetical values set forth below to illustrate how the Securities work and do not reflect the actual Initial Index Value, Trigger Level or Maximum Gain. The actual Initial Index Value, Trigger Level and Maximum Gain will be determined on the Pricing Date.

Principal amount:	$10
Hypothetical Initial Index Value:	2,000
Hypothetical Trigger Level:	1,600 (80% of the hypothetical Initial Index Value)
Hypothetical Maximum Gain	55% (the midpoint of the range of 50% to 60%)
Contingent return:	10%

Example 1 — If the Final Index Value is 2,100, the Index Return over the term of the Securities is (2,100 - 2,000) / 2,000 = 5%. Because the Final Index Value is greater than the Trigger Level, investors will receive at maturity from Morgan Stanley the $10 Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the greater of (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain. Because the Index Return of 5% is less than the Contingent Return of 10%, Morgan Stanley will pay the investors an amount equal to:

$10 + ($10 × Contingent Return)	=	$10 + ($10 × 10%)
	=	$11.00

Example 2 — If the Final Index Value is 2,400, the Index Return over the term of the Securities is (2,400 – 2,000) / 2,000 = 20%. Because the Final Index Value is greater than the Trigger Level, investors will receive at maturity from Morgan Stanley the $10 Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the greater of (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain. Because the Index Return of 20% is greater than the Contingent Return of 10% but less than the hypothetical Maximum Gain of 55%, Morgan Stanley will pay the investors an amount equal to:

$10 + ($10 × Index Return)	=	$10 + ($10 × 20%)
	=	$12.00

Example 3 — If the Final Index Value is 3,400, the Index Return over the term of the Securities is (3,400 – 2,000) / 2,000 = 70%. Because the Final Index Value is greater than the Trigger Level, investors will receive at maturity from Morgan Stanley the $10 Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the greater of (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain. Because the Index Return of 70% is greater than the hypothetical Maximum Gain of 55%, Morgan Stanley will pay the investors an amount equal to:

$10 + ($10 × Maximum Gain)	=	$10 + ($10 × 55%)
	=	$15.50

Example 4 — If the Final Index Value is 1,800, the Index Return over the term of the Securities is (1,800 – 2,000) / 2,000 =

-10%. Because the Final Index Value is greater than the Trigger Level, investors will receive at maturity from Morgan Stanley the $10 Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the greater of (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain. Because the Index Return of -10% is less than the Contingent Return of 10%, Morgan Stanley will pay the investors an amount equal to:

$10 + ($10 × Contingent Return)	=	$10 + ($10 × 10%)
	=	$11.00

Example 5 — If the Final Index Value is 1,200, the Index Return over the term of the Securities is (1,200 – 2,000) / 2,000 =

-40%. Because the Final Index Value is less than the Trigger Level, Morgan Stanley will not pay the Contingent Return, and investors will receive at maturity from Morgan Stanley an amount significantly less than the Principal Amount, resulting in a loss of principal proportionate to the negative Index Return, as calculated below:

$10 + ($10 × Index Return)	=	$10 + ($10 × -40%)
	=	$6.00

The table below illustrates the payment at maturity for a hypothetical range of Index Returns and does not cover the complete range of possible payouts at maturity.

Performance of the Index*		Performance of the Securities
Final Index Value	Index Return	Principal Amount	Payment at Maturity	Return on Securities(1)
4,000	100%	$10.00	$15.50	55%
3,800	90%	$10.00	$15.50	55%
3,600	80%	$10.00	$15.50	55%
3,400	70%	$10.00	$15.50	55%
3,200	60%	$10.00	$15.50	55%
3,100	55%	$10.00	$15.50	55%
3,000	50%	$10.00	$15.00	50%
2,800	40%	$10.00	$14.00	40%
2,600	30%	$10.00	$13.00	30%
2,400	20%	$10.00	$12.00	20%
2,200	10%	$10.00	$11.00	10%
2,100	5%	$10.00	$11.00	10%
2,000	0%	$10.00	$11.00	10%
1,800	-10%	$10.00	$11.00	10%
1,600	-20%	$10.00	$11.00	10%
1,580	-21%	$10.00	$7.90	-21%
1,400	-30%	$10.00	$7.00	-30%
1,200	-40%	$10.00	$6.00	-40%
1,000	-50%	$10.00	$5.00	-50%
800	-60%	$10.00	$4.00	-60%
600	-70%	$10.00	$3.00	-70%
400	-80%	$10.00	$2.00	-80%
200	-90%	$10.00	$1.00	-90%
0	-100%	$10.00	$0.00	-100%

*. The Underlying Index excludes cash dividend payments on stocks included in the Underlying Index.

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions on backup withholding and the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P 500® Index for each quarter in the period from January 1, 2008 through September 24, 2015. The Closing Level of the S&P 500® Index on September 24, 2015 was 1,932.24. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the S&P 500® Index on the Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/24/2015*	2,128.28	1,867.61	1,932.24

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through September 24, 2015, based on information from Bloomberg. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t	“Closing Level” means, on any Index Business Day for the Underlying Index, the closing value of the Underlying Index, or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher. In certain circumstances, the Closing Level will be based on the alternate calculation of the Underlying Index as described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

t	“Index Business Day” means a day, for the Underlying Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means:

(i)   the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index (as defined below under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agement in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means, with respect to the Underlying Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Underlying Index, or any Successor Index, and (ii) any futures or options contracts related to the Underlying Index or to any security then included in the Underlying Index.

Postponement of Valuation Date and Maturity Date

If the scheduled Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Underlying Index occurs on such date, the Final Index Value will be determined on the immediately succeeding Index Business Day on which no

Market Disruption Event shall have occurred; provided that the Final Index Value will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Underlying Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Underlying Index.

If the Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Index; Alteration of Method of Calculation

If the index publisher of the Underlying Index discontinues publication of the Underlying Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Level of the Underlying Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined, and, to the extent the Closing Level of the Successor Index differs from the Closing Level of the Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Index Value and Trigger Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level of the Underlying Index for such date. The Closing Level of the Underlying Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on the Valuation Date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to the Underlying Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Underlying Index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Index Value, the Trigger Level, the Final Index Value, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Index Value or whether a Market Disruption Event has occurred. See “—

Discontinuance of the Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlying Index, in futures or options contracts on the Underlying Index or the constituent stocks of the Underlying Index, as well as in other instruments related to the Underlying Index that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Index Value of the Underlying Index, and, therefore, could increase the Trigger Level, which is the level at or above which the Underlying Index must close on the Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the constituent stocks of the Underlying Index, futures or options contracts on the Underlying Index or the constituent stocks of the Underlying Index, as well as other instruments related to the Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Underlying Index, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the level of the Maximum Gain, such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.